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DATARAM

PRESS RELEASE

Dataram Contact:                   Investor Contact:
Mark Maddocks,                     Tim Curtiss, Wall Street Investor
Chief Financial Officer            Relations Corp.
609-799-0071                       216-831-6532
info@dataram.com                   tcurtiss@WallStreetIR.com

FOR  IMMEDIATE  RELEASE

                     DATARAM NAMES JERRY MAZZA
               VICE PRESIDENT OF CORPORATE DEVELOPMENT

     Princeton, NJ -- May 16, 2000 -- Dataram Corporation [NASDAQ:
DRAM], a leading provider of gigabyte class memory for high performance network servers, today named Jerry Mazza to the newly created position of Vice President of Corporate Development.

     Mr. Mazza will oversee organization and process improvement for the Company and the continued development and implementation of Dataram's business plans, including strategic combinations. Mr. Mazza received his MBA degree from Columbia University and has over 25 years of executive level corporate management and development experience. His experience includes marketing, sales and finance positions with TWA, Time, Inc., General Foods Corporation and most recently as a partner and senior consultant with Kepner-Tregoe, Inc., a worldwide management consulting firm. There he worked with several technology firms, including: AT&T, Ameritech, Harris Corporation, IBM, Sun Microsystems, Sequent Computer, National Semiconductor and Lucent Technologies.


     "Mr. Mazza's years of experience as a senior executive and consultant for global technology companies will make him a significant asset to Dataram," said Robert Tarantino, chairman and CEO. "He adds considerable depth to our management team, as we position our Company for the next several years of explosive growth."

     Dataram Corporation is a leading provider of gigabyte memory upgrades for network servers. The Company specializes in the manufacture of large capacity memory for Compaq, Hewlett-Packard, IBM, Intel, Silicon Graphics and Sun Microsystems computers. Dataram, headquartered in Princeton, New Jersey, is celebrating its 34th year in the computer industry. Additional information is available on the Internet at www.dataram.com.

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DATARAM CORPORATION  P.O. BOX 7538  PRINCETON, NEW JERSEY 08543-7528
(609) 799-0071 FAX (609) 799-6734